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As filed with the Securities and Exchange Commission on May 6, 2002

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1 to
FORM SB-2/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	84-1342898 (I.R.S. Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(973) 237-9499
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Brad Holmstrom, Esq.
General Counsel
MDU Communications International, Inc.
60-D Commerce Way
Totowa, New Jersey 07512
(973) 237-9499
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Steven H. Goodman, Esq.
Shughart Thomson & Kilroy P.C.
Twelve Wyandotte Plaza
120 West 12th Street, Suite 1600
Kansas City, Missouri 64105

Arnold R. Kaplan, Esq.
Shughart Thomson & Kilroy, P.C.
1050 Seventeenth Street, Suite 2300
Denver, Colorado 80265

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Stock issuable upon exercise of warrants	4,200,000	$0.31 - $0.43(2)	$1,788,000(2)	$164.50

Common Stock issuable upon conversion of convertible promissory notes	3,939,534	$0.33(3)	$1,300,046(3)	$119.60

Common Stock(4)	319,533	$.50(5)	159,766(5)	$14.70

TOTAL	8,459,067	—	$3,247,812	$298.80

(1)
The number of shares being registered represents our good faith estimate of the maximum number of shares we may issue upon (a) exercise of common stock purchase warrants, and (b) conversion of certain convertible promissory notes. The actual number of shares of common stock received upon conversion of the convertible promissory notes and upon exercise of the warrants may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable upon conversion of the convertible promissory notes and upon exercise of warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)
Based on warrant exercise prices which range from $0.31 to $0.43.

(3)
Based on a conversion price of $0.33 per share.

(4)
Represents 169,533 shares of common stock issued to Sheldon B. Nelson, President, Chief Executive Officer and Director of the Company in lieu of salary and 150,000 shares of common stock issued to Haywood Securities, Inc.

(5)
Based on the average of the reported best bid and best ask prices of the common stock reported on the OTC Bulletin Board on May 1, 2002, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Totowa, State of New Jersey, on the 6th day of May, 2002.

MDU COMMUNICATIONS INTERNATIONAL, INC.
By:	/s/ SHELDON B. NELSON Sheldon B. Nelson, President, Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Sheldon B. Nelson and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ SHELDON B. NELSON Sheldon B. Nelson	President, Chief Executive Officer and Director	May 6, 2002
/s/ JOHN EDWARD BOYLE John Edward Boyle	Director	May 6, 2002
/s/ ROBERT DYCK Robert Dyck	Director	May 6, 2002
/s/ DOUGLAS G. HOOPER Douglas G. Hooper	Director	May 6, 2002

II-6

INDEX TO EXHIBITS

Exhibits
2.1	Acquisition Agreement dated November 2, 1998 between Alpha Beta Holdings, Ltd. and MDU Communications Inc.(1)
3.1	Certificate of Incorporation(1)
3.2
Certificate of Designations of the Preferences and Relative Participating and other Special Rights of the Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions thereof(5)
3.3	Bylaws(1)
3.4	Amendment to Bylaws(4)
4.1	Form of Convertible Promissory Note and Warrant to Purchase Common Stock, dated January 18, 2002 to Daniel Fitzgerald and William Begley(7)
4.2	Form of Convertible Promissory Note and Warrant to Purchase Common Stock, dated January 24, 2002 to Roselink Investors, LLC and Trinity Pacific Investments Limited(7)
4.3	Warrant to Purchase Common Stock, dated January 24, 2002 to Haywood Securities, Inc.(7)
4.4	Form of Warrant to Purchase Common Stock, dated March 6, 2002 to Aspen International, Ltd., John Gruber, Vancadia Capital Corporation and Protea Ventures, Ltd(7)
4.5	Warrant to Purchase Common Stock, dated November 1, 2001 to SmallCaps Online Group LLC(7)
5.1	Legal Opinion of Shughart Thomson & Kilroy, P.C.(7)
10.1	System Operator Agreement dated August 27, 1998 between Star Choice Communications Inc. and MDU Communications Inc.(1)
10.2	Agreement dated December 31, 1998 between 4-12 Electronics Corporation and MDU Communications Inc.(1)
10.3	Suppliers' Stock Option Plan(5)
10.4	2000 Incentive Stock Option Plan (ISO & Non-ISO)(5)
10.5	Registration Rights Agreement, dated January 28, 2000, between the Company and Haywood Securities, Inc.(5)
10.6	Agency Letter, dated January 28, 2000, between the Company and Haywood Securities, Inc.(5)
10.7
Form of Replacement Convertible Promissory Note and Loan Agreement, dated October 29, 1999, issued by MDU Canada to National Day Corporation for US$250,000 and 327,500, and to David Lawrence for US$65,000 (each fully converted and cancelled in February and March 2000, respectively)(5)
10.8	Letter Agreement, dated October 13, 1999, and Mutual Release, dated January 5, 2000, between the Company and the Canaccord Corporation(5)
10.9
Letter Agreement, dated November 18, 1999, between MDU Canada and MBT Capital, and Assignment Agreement, dated January 14, 2000, between MDT Capital Merbanco Capital, Inc., 33678652 Canada, Inc. and Gibralt Capital Corporation(5)
10.10
Letter Agreement, dated February 16, 2000, Mutual Release dated March 1, 2000, and Letter Agreement regarding registration rights, dated March 15, 2000, between the Company, MDU Canada and Gibralt Capital Corporation(5)
10.11	Management Employment Agreement, dated February 1, 2000, between the Company and Sheldon Nelson(5)
10.12	Management Services Agreement, dated January 31, 2000, between the company and Corus Financial Corp.(5)

10.13	Management Employment Agreement, dated February 1, 2000, between the Company and Gary Monaghan(5)
10.14	Headquarters Facility Lease(5)
10.15	MDU System Operator Agreement dated May 2000, between DIRECTV, Inc. and MDU Communications (USA), Inc.(6)
10.16	VBN Application Service Provider Master Purchase Sales Agreement dated May 16, 2000 between 3Com Corporation and MD Communications International, Inc. (6)
10.17	Mutual Release between MDU Communications International, Inc. and Britcom Communications Ltd. dated March 1, 2000(6)
10.18	MDU Communications International, Inc. Suppliers; Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase 12,375 shares of common stock(6)
10.19	MDU Communications International, Inc. Suppliers' Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase 13,740 shares of common stock(6)
10.20	Purchase Agreement between MDU Communications International, Inc. and Digital Solutions, LLC, attached as Exhibit 2.1 to the Company's current report on Form 8-K filed on May 15, 2001
10.21
Asset Purchase Agreement between MDU Communications Inc., a subsidiary of MDU Communications International, Inc. and Star Choice Television Network, Inc., a subsidiary of Star Choice Television Network, Inc., attached as Exhibit 2.1 to the Company's current report on Form 8-K filed on February 14, 2001
16.1	Letter of Deloitte & Touche LLP on change in certifying accountant, attached as Exhibit 16.1 to the Company's report on Form 8-K filed on February 11, 2002
21.1	Subsidiaries of the Company(7)
23.1	Consent of Deloitte & Touche LLP(8)

(1)
Incorporated by reference from Form 10-SB filed on May 12, 1999

(2)
Incorporated by reference from Form 10-KSB filed on December 27, 1999

(3)
Incorporated by reference from Form 10-SB/A, Amendment No. 1 filed on November 17, 1999

(4)
Incorporated by reference from Form 10-SB/A, Amendment No. 3 filed on April 14, 2000

(5)
Incorporated by reference from Registration Statement on Form SB-2 filed on April 28, 2000

(6)
Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2 filed on June 30, 2000.

(7)
Filed with the Form SB-2 on May 3, 2002.

(8)
Filed with this Form SB-2/A.

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SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS